Exhibit 99.1

Computershare Trust Company, N.A. PO Box 505000 Louisville, KY 40233-5000 Within USA, US territories & Canada Outside USA, US territories & Canada 866 230 0668 201 680 6578 www.computershare.com 000012 TEST NAME 111G 250 ROYALL STREET TAMPA FL 17013 Holder Account Number C0000000001 I N D *C0000000001* *C0000000001* See plan prospectus for quarterly ACH debit dates. This plan allows for a minimum amount of $100 with a maximum of $100,000 per Quarter. If applicable, an enrollment fee will be deducted from the initial investment. Computershare PO Box 505000 Louisville, KY 40233-5000 Please return completed form to: A V B 001CS0003.sam.114859_-1/000012/000012/i *S000012Q01* Dividend Reinvestment Plan - Direct Debit Authorization - Quarterly

How to complete this form 1. Amount of automatic deduction: Indicate the amount authorized to transfer from your account to purchase additional shares. 2. Indicate the type of account held with the financial institution. 3. Indicate checking or savings. 4. Print the complete financial institution account number. 5. Print the financial institution routing number from your check or savings deposit slip. If you are using a savings account, contact your financial institution for the routing number. 6. Print the name(s) in which the financial institution account is held. 7. All authorized owners of the financial institution account must sign this form. SAMPLE CHECK Name(s) in which --c account is held -[ Financial institution and branch information Anywhere r-1 I ------r-----Bank Routing Number This number ty cally begins v.ith a 0, 1, 2 or 3. Bank Account Number Check Number 4UEQD_OOH30A (Rev. 7/15) John A. Doe Mary B. Doe 123 Your Street Anywhere , U.S.A. 12345 PAY TO THE ORDER OF Bank of Anywhere 123 Main Street , USA 12345 FOR 63-858 670 ----------------20-----$ . I , SAMPLE (NON-NEGOTIABLE)